As filed with the Securities and Exchange Commission on August 25, 2021

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLAYSTUDIOS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1606155
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10150 Covington Cross Drive
Las Vegas, Nevada 89144
(725) 877-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

PlayStudios, Inc. 2011 Omnibus Stock and Incentive Plan
PLAYSTUDIOS, Inc. 2021 Equity Incentive Plan
PLAYSTUDIOS, Inc. 2021 Employee Stock Purchase Plan
(Full title of the plan)

Andrew Pascal
Chief Executive Officer
10150 Covington Cross Drive
Las Vegas, Nevada 89144
(725) 877-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Rachel Paris
DLA Piper LLP
2000 University Avenue
East Palo Alto, CA 94303
(650) 833-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share
PlayStudios, Inc. 2011 Omnibus Stock and Incentive Plan	15,740,991(2)	$ 0.90(3)	$14,166,891.90	$1,545.61
PLAYSTUDIOS Inc. 2021 Equity Incentive Plan	16,749,129(4)	4.03(5)	67,498,989.87	7,364.14
PLAYSTUDIOS Inc. 2021 Employee Stock Purchase Plan	3,349,826(6)	3.43(7)	11,489,903.18	1,253.55
TOTAL	35,839,946	—	$93,155,784.95	$10,163.30

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class A common stock or Class B common stock of PLAYSTUDIOS, Inc. (the “Registrant,” “we,” “us” or “our”) that become issuable under the PlayStudios, Inc. 2011 Omnibus Stock and Incentive Plan (the “2011 Plan”), the PLAYSTUDIOS, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and/or the PLAYSTUDIOS, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), as applicable, by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of Class A common stock or Class B common stock.
(2)	Represents shares of Class A common stock reserved for issuance pursuant to existing awards under the 2011 Plan, including 13,549,198 options to purchase shares of Class A common stock and an additional 2,191,793 options to purchase shares of Class B common stock, which are convertible into 2,191,793 shares of Class A common stock. The future issuance of awards of under the 2011 Plan was discontinued on June 21, 2021.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $0.90 per share, which is the weighted-average exercise price for options outstanding under the 2011 Plan.
(4)	Represents 16,749,129 shares of Class A common stock reserved for issuance pursuant to future awards under the 2021 Plan.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act based on the average of the high and low prices of a share of the Registrant’s Class A common stock on The Nasdaq Global Market on August 19, 2021.
(6)	Represents 3,349,826 shares of Class A common stock initially reserved for issuance pursuant to future grants under the ESPP. The total number of shares of Class A common stock under the ESPP will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by the lesser of (i) 1% of the total number of shares of Class A common stock outstanding on the last business day of the preceding fiscal year and (ii) such smaller number of shares as determined by the Registrant’s board of directors.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act based on the average of the high and low prices of a share of the Registrant’s Class A common stock on The Nasdaq Global Market on August 19, 2021, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.
EXPLANATORY NOTE
On June 21, 2021, the Registrant, formerly known as Acies Acquisition Corp. (the “Registrant,” “we,” “us” or “our”), completed its business combination with what was then known as PlayStudios, Inc. (“Old PLAYSTUDIOS”) in accordance with the terms of the Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”), by and among Acies, Catalyst Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), Catalyst Merger Sub II, Inc., a Delaware limited liability company ("Second Merger Sub") and Old PLAYSTUDIOS, pursuant to which First Merger Sub merged with and into Old PLAYSTUDIOS, with Old PLAYSTUDIOS surviving as a wholly owned subsidiary of the Registrant (the “First Merger”). Immediately following the First Merger, and as part of an integrated transaction with the First Merger, Old PLAYSTUDIOS merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of Registrant (the “Second Merger” and in conjunction with the First Merger, the “Mergers”). In connection with the Mergers, the Registrant changed its name to “PLAYSTUDIOS, Inc.” and Old PLAYSTUDIOS changed its name to “PLAYSTUDIOS US, LLC.”
Pursuant to the Merger Agreement, the Registrant assumed the 2011 Plan and each option to purchase shares of Old PLAYSTUDIOS common stock that was outstanding and unexercised immediately prior to the effective time of the Mergers under the 2011 Plan, whether or not vested, was converted into and became an option to purchase shares of the Registrant’s Class A common stock or Class B common stock (together, the “2011 Plan Awards”). This Registration Statement on Form S-8 is being filed for the purpose of registering shares of the Registrant’s Class A common stock issuable pursuant to the 2011 Plan Awards. In addition, in connection with the Mergers, on June 17, 2021, the stockholders of the Registrant approved the 2021 Plan and the ESPP, and this Registration Statement on Form S-8 is also being filed for the purpose of registering shares of the Registrant’s Class A common stock issuable under the 2021 Plan and the ESPP. In addition, on August 10, 2021, the Board of Directors of the Registrant approved a Sub-Plan for Israeli Participants as a supplement to the 2021 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. *
Item 2. Registrant Information and Employee Plan Annual Information. *

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this registration statement the following documents previously filed with the SEC:
(a)The Registrant’s Annual Report on Form 10-K and Form 10-K/A, as applicable, for the fiscal year ended December 31, 2020, filed with the SEC on March 26, 2021, March 31, 2021, May 10, 2021, and May 12, 2021;
(b)The Registrant’s prospectus included in its registration statement of Form S-1, as amended and supplemented, originally filed with the SEC on July 19, 2021 (other than those portions of such prospectus not deemed to be “filed” with the SEC) (File No. 333-258018);
(c)All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above (in each case, except for the information furnished under Item 2.02 in any Current Report on Form 8-K and any other specific sections of such reports as set forth therein); and
(d)The description of the Registrant’s common stock and warrants set forth in the Registrant’s registration statement on Form 8-K12B, filed by the Registrant with the SEC under Section 12(b) of the Exchange Act, on June 25, 2021, and under the heading “Description of New PLAYSTUDIOS Securities” beginning on page 299 in the final prospectus and definitive proxy statement filed with the SEC on May 25, 2021 as referenced therein.
In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is governed by the Delaware General Corporation Law, or the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful.
The Registrant’s Certificate of Incorporation provides for the indemnification of its officers and directors to the full extent permitted by the DGCL.
Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.The Registrant’s Certificate of Incorporation provides for such limitation of liability.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Items 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits
Reference is made to the attached Exhibit Index, which is incorporated by reference herein.
Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:
Paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Certificate of Incorporation of PLAYSTUDIOS, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 25, 2021).
4.2	Bylaws of PLAYSTUDIOS, Inc., effective as of June 21, 2021 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 25, 2021).
4.3	Specimen Class A Common Stock Certificate of PLAYSTUDIOS, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 25, 2021).
4.4	PLAYSTUDIOS, Inc. 2011 Omnibus Stock and Incentive Plan, as amended (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 25, 2021).
4.5*	PLAYSTUDIOS, Inc. 2021 Equity Incentive Plan, including Sub-Plan for Israeli Participants.
4.6*	PLAYSTUDIOS, Inc. 2021 Employee Stock Purchase Plan.
5.1*	Opinion of DLA Piper LLP (US).
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Marcum LLP.
23.3*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Las Vegas, State of Nevada on August 25, 2021.

PLAYSTUDIOS, Inc.

By:	/s/ Andrew Pascal
	Name:	Andrew Pascal
	Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Andrew Pascal and Scott Peterson, acting alone or with another attorney-in-fact, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of PLAYSTUDIOS, Inc. and any subsequent registration statements related thereto pursuant to Instruction E to Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Andrew Pascal	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 25, 2021
Andrew Pascal

/s/ Scott Peterson	Chief Financial Officer (Principal Financial and Accounting Officer)	August 25, 2021
Scott Peterson

/s/ William J. Hornbuckle	Director	August 25, 2021
William J. Hornbuckle

/s/ Joe Horowitz	Director	August 25, 2021
Joe Horowitz

/s/ Jason Krikorian	Director	August 25, 2021
Jason Krikorian

/s/ Judy K. Mencher	Director	August 25, 2021
Judy K. Mencher

/s/ James Murren	Director	August 25, 2021
James Murren